                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549-1004


                                    FORM 8-K
                                 CURRENT REPORT





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 22, 2000
                                                       (September 18, 2000)


                            ARKANSAS BEST CORPORATION
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)


   Delaware                       0-19969                    71-0673405
-----------------              ---------------          ---------------------
(State or other                  (Commission                (IRS Employer
jurisdiction of                  File Number)            Identification No.)
incorporation or
 organization)


                             3801 Old Greenwood Road
                           Fort Smith, Arkansas 72903
                                 (501) 785-6000
           -----------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

ITEM 5.  OTHER EVENTS.


  TREADCO, INC. AND GOODYEAR TIRE AND RUBBER COMPANY ENTER INTO A JOINT VENTURE
                                   AGREEMENT

     (Fort Smith, Arkansas, September 18, 2000)--Arkansas Best Corporation (Nasdaq: "ABFS") announced today that its subsidiary, Treadco, Inc., has entered into a joint venture agreement with The Goodyear Tire and Rubber Company that will result in the formation of the world's largest network of new truck tire sales, service and retread manufacturing centers. The joint venture will be called Wingfoot Commercial Tire Systems LLC. This transaction is expected to close by October 31, 2000. The closing is subject to approval from the Federal Trade Commission.

     Treadco is the largest independent commercial truck tire dealer and the largest independent truck tire retreader in the United States. Treadco currently has 59 production and sales locations providing new commercial truck tire sales, commercial truck retread manufacturing and truck tire servicing throughout the southern portion of the United States. Goodyear operates the largest network of company-owned new and retread truck tire centers in the United States under the trade names "Goodyear Commercial Tire and Service Centers" and "Brad Ragan Tire Center". Goodyear's operations consist of 135 locations throughout the United States.

     Wingfoot will provide improved convenience and comprehensive service coverage to existing Goodyear and Treadco customers by offering the largest network of service centers in the nation. The corporate headquarters of Wingfoot will be located in Fort Smith, AR. John R. Meyers will be the Chairman and Chief Executive Officer of Wingfoot. He is currently the President and Chief Executive Officer of Treadco. Michael R. Thomann, Goodyear's current Marketing Director for Commercial Tires, will serve as Wingfoot's President and Chief Operating Officer. Wingfoot's executive team will include other members of Treadco's existing management who have many years of experience in the commercial truck tire industry. Wingfoot will provide a solid platform for significant growth opportunities in the commercial truck tire industry.

     Under the terms of the joint venture agreement, Treadco and Goodyear will contribute substantially all of the assets and liabilities of their respective new truck tire sales, service and retread manufacturing operations to Wingfoot in a non-taxable transaction. Following the joint venture, Goodyear will have an approximate 60% ownership interest and Treadco will have an approximate 40% ownership interest. The joint venture will be self-funding.

     Treadco has the right, at any time after April 30, 2003 and before April 30, 2004, to sell its entire joint venture interest to Goodyear for a "Put Price" of $72.5 million, subject to adjustments based on the closing balance sheet. Likewise, Goodyear has the right, at any time after April 30, 2003 until October 31, 2004, to purchase Treadco's entire joint venture interest, for cash, at a "Call Price" of $77.5 million, subject to adjustments based on the closing balance sheet.

     Arkansas Best intends to evaluate the future returns on Treadco's joint venture interest in Wingfoot. As with its wholly owned subsidiaries, this investment must generate returns that meet Arkansas Best's internal goals.

     Because Treadco will be a minority owner in the joint venture, the assets and results of the joint venture operations will not be consolidated into the financial statements of Arkansas Best. The respective book and tax bases of Treadco's joint venture investment are approximately $50.0 million and $60.0 million, respectively. Arkansas Best and Treadco will incur related transaction costs for investment banking, accounting and legal fees and certain amounts to be determined pursuant to employment agreements. These amounts are undetermined at this time and the accounting for the entire transaction has not been finalized.

     THE FOLLOWING IS A "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements contained in this press release that are not based on historical facts are "forward-looking statements." Terms such as "estimate," "expect," "predict," "plan," "anticipate," "believe," "intend," "should," "would," "scheduled," and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including but not limited to union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best's subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology, the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC public filings.



Contact: Mr. David E. Loeffler, Vice President, Chief Financial
             Officer and Treasurer
         Telephone: (501) 785-6157

         Mr. David Humphrey, Director of Investor Relations
         Telephone: (501) 785-6200

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ARKANSAS BEST CORPORATION
                                       -------------------------
                                              (Registrant)

Date:  September 22, 2000                /s/ David E. Loeffler
                                       -------------------------
                                             David E. Loeffler,
                                             Vice President- Chief Financial
                                             Officer and Treasurer